ALICO SEPARATION AGREEMENT


     THIS ALICO SEPARATION AGREEMENT (the "Separation Agreement") is made and entered into this 27th day of December, 2001, by and among B.H.G., INC., a Florida corporation ("BHG"), BEN HILL GRIFFIN, INC., a Florida corporation ("Griffin Corp"), BEN HILL GRIFFIN INVESTMENTS, INC., a Nevada corporation ("BHG Investments"), Ben Hill Griffin, III, individually ("Griffin III") and as Trustee of the Ben Hill Griffin Inter Vivos Trust #1 pursuant to that certain Ben Hill Griffin, Jr. Revocable Inter Vivos Trust #1
Agreement dated May 11, 1978, as amended by the First Amendment thereto dated April 3,0, 1985, and by the Second Amendment thereto dated January 30, 1990 (the "Trust") and the Four Sisters Protectorate ("Four Sisters Protectorate"), acting on behalf of those shareholders of BHG (the "Protectorate Shareholders") who are parties to, and pursuant to the authority granted to the Four Sisters Protectorate under, that certain Shareholder and Voting Agreement dated August 22, 1998, as amended by an Addendum to Shareholder and Voting Agreement dated effective as of October 1, 1998, and by a Second Addendum to Shareholder and Voting Agreement dated effective as of January 6, 2000 (collectively, the "FSP Agreement"), copies of which have been provided to all of the other parties hereto.

R E C I T A L S:

A. BHG and Griffin Corp, a 99.7% owned subsidiary of BHG, are primarily engaged in agricultural related businesses including citrus production, harvesting and marketing; commercial cattle ranching and sales; and fertilizer production and sales. In addition, BHG Investments, which is a wholly owned subsidiary of Griffin Corp, owns 3,493,777 shares of the One Dollar ($1.00) par value common stock (the "Alico Shares") of Alico, Inc., a Florida corporation ("Alico"). The Alico Shares represent approximately 49.71 % of the issued and outstanding shares of Alico.

B. On March 29, 2001, Griffin III and the Four Sisters Protectorate, acting on behalf of the Protectorate Shareholders, entered into a Settlement Agreement ("Settlement Agreement") to resolve ongoing litigation between them.

C. The parties thereafter amplified the Settlement Agreement by entering into an Addendum to Settlement Agreement and Plan of Corporate
Reorganization and Separation of B.H.G., Inc. and Ben Hill Griffin, Inc. executed the same date as this Agreement (the "BHG Corporate Separation Agreement") in which the parties have set forth the terms of a separation of certain businesses of BHG and Griffin Corp pursuant to a corporate split off transaction. Included among the assets to be separated under the BHG Corporate Separation Agreement are the Alico Shares. The parties wish to set forth the terms of their agreement with respect to Alico and the Alico Shares in this Separation Agreement, which also amplifies the Settlement Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below and for other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged by all parties, it is agreed as follows:

1.    Recitals and Definitions.

a. Recitals. The statements of facts set forth in Paragraphs A through C of the Recitals above are true and correct and are incorporated herein and made a part hereof.

b. Definitions. The following terms, which are used but not defined elsewhere in this Separation Agreement, shall have the meanings set forth below:

(1)"Affiliate" means the following: a party ("first party") will be deemed to be an Affiliate of another party ("second party") if the first party directly or indirectly owns or controls the second party, or if the first party is, directly or indirectly, owned by or under common control with the second party. For purposes of the preceding sentence, "control" shall mean ownership (direct or indirect) of a majority of the voting interests in such entity.

(2)"Corporate Split-Off" means the series of transactions described in Subparagraphs 3.c. through and including 31 below.

(3)"Four Sisters Protectorate" means the following persons who were appointed by the Protectorate Shareholders pursuant to the FSP
Agreement: Harriett G. Harris, George W. Harris, Jr., Sarah Jane Alexander, John R. Alexander, Lucy Anne G. Collier, Baxter G. Troutman, Francie G. Milligan, David P. Milligan and J.D. Alexander. Any consent or decision by the Four Sisters Protectorate provided for or contemplated under this Separation Agreement shall be made by not less than five (5) members of the Four Sisters Protectorate, except that the execution of this Separation Agreement and any amendment hereto must be approved by seven (7) members of the Four Sisters Protectorate pursuant to the FSP Agreement.

(4)"GAAP" means generally accepted accounting principles, consistently applied.

(5)"Person" means an individual, partnership, limited partnership, limited liability company, limited liability partnership, corporation, trust, estate, and any other association or form of legal entity.

(6)"Protectorate Shareholders" means the following: (i) those Persons who are parties and/or signors to the FSP Agreement (collectively, the "FSP Agreement Parties"); (ii) the spouse and lineal descendants of the FSP Agreement Parties who own any interest in shares of BHG at the time of the Closing; (iii) any partnership, trust, corporation or other entity formed or established by any of the FSP Agreement Parties which hold any interest in shares of BHG at Closing; and (iv) when the Trust is reformed by distributing its assets to new "family branch trusts," such term shall also include all of the family branch trusts and the trustees thereof (in their fiduciary capacities) created for Harriett G. Harris, Sarah Jane Alexander, Francie G. Milligan, Lucy Anne G. Collier and their lineal descendants.

2. Closing. The consummation of the transactions contemplated in Paragraph 3 below (the "Closing") shall occur at the same place and time ("Closing Date")as, and shall be conditional upon the occurrence of, the closing of the transactions described in the BHG Corporate Separation Agreement.

3. Method of Achieving Corporate Separation. The procedures to be followed in connection with the division of BHG and Griffin Corp, as they pertain to Alico and the Alico Shares, are as follows:

a. Formation of Four Sisters Family Corporation. On or prior to the Closing Date, Griffin Corp shall form a new corporation under the laws of the State of Florida to be known as "Four Sisters Family Corporation" ("Newco"). The Articles of Incorporation, Bylaws and other organizational documents of Newco shall be in such form as the attorneys for the Four Sisters
Protectorate determine to be appropriate in their sole discretion, and shall authorize the issuance of 500,000 shares of ten cent ($.10) par value, Class A non-voting common stock and 100,000 shares of ten cent ($.10) par value, Class B voting common stock. All costs associated with the formation of Newco shall be charged to, and paid by, Newco.

b. Issuance of Stock of Newco. On or prior to the Closing Date, Griffin Corp shall assign and contribute to Newco one hundred percent (100%) of the membership interests of Alico LLC by appropriate Assignments of Membership Interests in form and content satisfactory to counsel for the Four Sisters Protectorate, together with certain other assets identified in the BHG Corporate Separation Agreement, free and clear of any and all liens, security interests, options, claims or other restrictions or encumbrances, in exchange or 212,985.4567 shares of ten cent ($.10) par value, Class A common stock of Newco and 20,258.6188 shares of ten cent ($.10) par value, Class B common stock of Newco (but the number of Class A and Class B shares are subject to change as provided in Subparagraph 3.c. below). The cost of issuing such shares, including all Florida documentary stamps payable thereon, shall be charged to, and paid by, Newco at the Closing.

     First Stage Spin-Off. On the Closing Date, and after completion of the capitalization of Newco in accordance with the terms of Subparagraph 3.b. above, 212,367.160 shares of Class A common stock of Newco and 20,199.808 shares of Class B common stock of Newco shall be distributed by Griffin Corp to BHG and 618.2967 shares of Class A common stock of Newco and 58.8108 shares of Class B common stock of Newco shall be distributed among the remaining shareholders ("Minority Shareholders") of Griffin Corp in accordance with
Schedule 3.c. attached hereto. If any of the shares of Griffin Corp which are issued and outstanding as of the date of this Separation Agreement are redeemed by Griffin Corp from the Minority Shareholders prior to the Closing, appropriate adjustment shall be made in the number of shares of Newco which are distributed hereunder. All of such Class A and Class B common stock of Newco shall be distributed in a corporate spin-off and pursuant to the procedures approved in the Favorable Corporate Ruling (as defined in Subparagraph 4.a. below) issued by the IRS to BHG with respect to the transactions contemplated in this Agreement. All shares of Newco common stock conveyed by Griffin Corp to BHG and to the Minority Shareholders shall be fully paid and nonassessable; shall be free and clear of any and all security interest, liens, claims option and restrictions;
and Griffin Corp shall convey good and marketable title to such shares to each transferee.

d. Second Stage Split-Off. On the Closing Date, and only upon completion of the steps described in Subparagraph 3.c. above and Paragraph
4 below, which are express conditions precedent, the newly reformed trusts for the benefit of Harriett G. Harris, Sarah Jane Alexander, Francie G. Milligan, Lucy Anne G. Collier and their lineal descendants created pursuant to the Petition for Reformation described in Subparagraph 4.b.(1) below (the "Four Sisters' Sub-trusts") shall assign and convey to BHG 13,167.808 shares of the Class B common stock of BHG, representing all of the Class B common stock of BHG allocable to the Four Sisters' Sub-trusts, and the Protectorate Shareholders shall assign and convey to BHG all of their shares of both Class A and Class B common stock of BHG, consisting of 212,367.160 shares of Class A common stock and 7,032 of Class B common stock. For each share (or fraction thereof) of either Class A or Class B common stock of BHG surrendered and conveyed by a Four Sisters' Sub-trust or by a Protectorate Shareholder to BHG, such Four Sisters' Sub-trust or such Protectorate Shareholder shall receive from BHG an equivalent share (or fraction thereof, as the case may be) of Class A or Class B common stock of Newco, as is applicable. All shares of stock conveyed to and from BHG shall be fully paid and nonassessable; shall be free and clear of any and all securities interests, liens, claims, options and restrictions; and BHG shall convey good and marketable title to such shares to such transferee. The remaining shares of BHG Class A and Class B common stock held by the trustee of the newly reformed trusts created under the Petition for Reformation for the benefit of Griffin III and his lineal descendants shall be unaffected by this split-off and such trusts shall continue to hold the Class A and Class B common stock of BHG previously held by them.

4. Conditions Precedent to Corporate Separation. The obligations of the parties to consummate the transactions described in Subparagraphs 3.a. through and including 3.d. above, shall be conditioned upon the satisfaction of all of the following conditions on or before the Closing:

a. Receipt of Favorable Corporate Ruling from IRS. BHG shall have received a private letter ruling from the IRS which holds that the consummation of the transactions described in Paragraph 3 above will not result in the recognition of taxable income by BHG and/or any of its Affiliates (including Griffin Corp), or by any of the Protectorate Shareholders for federal income tax purposes by reason of Sections 368(a)(1)(D) and 355 of the Code (a "Favorable Corporate Ruling").

    The parties acknowledge that the IRS may require that some or all of the steps described in Paragraph 3 above be modified as a condition to the receipt of a Favorable Corporate Ruling. No such modification shall be made without the consent of the parties, but the parties agree to be flexible and not to unreasonably withhold their approval of any such changes that are materially consistent with the terms of the Settlement Agreement.

b. Receipt of Favorable Trust Ruling from IRS and Court Approval for Reformation of Trust. Each of the following steps with respect to the Trust shall be accomplished on or before the Closing:

(1) The Trust reformation shall have been approved in substantially the same manner as contemplated in that certain Petition for Reformation of Trust and Appointment of Trustee attached hereto as Exhibit "A" and incorporated herein ("Petition for Reformation") pursuant to a final decision of a court of competent jurisdiction.

(2) The Trust shall have received a private letter ruling from the IRS which holds that the reformation of the Trust as described in Subparagraph 4.b.(1) above will not result in the imposition of any federal gift taxes upon the trustee of the Trust or any beneficiary of the Trust who has joined in the request for a ruling ("Ruling Request Party") as a result of such reformation; if such ruling contains a determination by the IRS with respect to the generation skipping tax ("GST") consequences of the reformation, such ruling shall not contain a determination by the IRS that the proposed reformation will result in the imposition of any GST taxes upon the trustee of the Trust, the Trust or upon any Ruling Request Party as a result of such reformation; and, if such ruling contains a determination by the IRS with respect to the income tax consequences of the reformation, such ruling shall not hold that the Trustee of the Trust or any Ruling Request Party is the "grantor" or "owner" (within the meaning of sections 671 through 678 of the Code) of any portion of his or her trust that is created from the division of the Trust as a result of such reformation (collectively, a "Favorable Trust Ruling").

(3) In the event that the IRS rules that the limited power of appointment set forth in the Petition for Trust Reformation results in any adverse tax consequences to the Trustee, the Trust or any beneficiary of the Trust then the creation of such limited power of appointment shall be removed from said Petition for Trust Reformation.

c. Performance by BHG and Affiliates. The obligations of the Protectorate Shareholders and the Four Sisters Protectorate to be performed hereunder are subject to the satisfaction on or before the Closing Date (unless an earlier date is specified herein or in the BHG Corporation Separation Agreement) of the following conditions and contingencies unless such conditions and contingencies are expressly waived in writing by the Four Sisters Protectorate:

(1)   Griffin III, BHG, Griffin Corp, BHG Investments and their
Affiliates shall have fully complied with, and performed, all of their obligations and covenants under this Separation Agreement and under the BHG Corporate Separation Agreement.

(2) No litigation, arbitration, mediation or other similar proceeding shall have been commenced and be continuing, or shall have been overtly threatened, in which any party seeks to: (i) enjoin the consummation of the transactions contemplated in this Separation Agreement and/or in the BHG Corporate Separation Agreement; or (ii) obtain substantial damages in respect of the transactions contemplated in this Separation Agreement or in the BHG Corporate Separation Agreement.

(3) All representations and warranties of BHG, Griffin Corp and/or BHG Investments which are contained in this Separation Agreement and in the BHG Corporate Separation Agreement shall be true, complete and correct, and not misleading, as of the date when given and on the Closing Date as though such representations and warranties were received at such time. In the event any representations and warranties of BHG, Griffin Corp and/or BHG Investments which are contained in this Separation Agreement or in the BHG Corporate Separation Agreement are not true and correct as of the Closing Date, then the Protectorate Shareholders and the Four Sisters Protectorate may, at their option, waive the breach, or, in the case of a material breach, refuse to close the transactions contemplated in this Separation Agreement and in the BHG Corporate Separation Agreement, or the Protectorate Shareholders shall be entitled to such other relief as the Court may order pursuant to Subparagraph 9.h. below.

d. Performance by Protectorate Shareholders and Four Sisters Protectorate. The obligations of BHG, Griffin Corp, BHG Investments and Griffin III to be performed hereunder are subject to the satisfaction on or before the Closing Date (unless an earlier date is specified herein) of the following conditions and contingencies unless such conditions and contingencies are expressly waived in writing by BHG, Griffin Corp, BHG Investments and Griffin III:

(1)    The Four Sisters Protectorate and the Protectorate
Shareholders shall have fully complied with, and performed, all of their obligations under this Separation Agreement and the BHG Corporate Separation Agreement.

(2) No litigation, arbitration, mediation or other similar proceedings shall have been commenced and be continuing, or shall have been overtly threatened, in which any party seeks to: (i) enjoin the consummation of the transactions contemplated in this Separation Agreement or in the BHG Corporate Separation Agreement; or (ii) obtain substantial damages in respect of the transactions contemplated by this Separation Agreement and/or BHG Corporate Separation Agreement.

(3)    All representations and warranties of the Four Sisters
Protectorate and the Protectorate Shareholders which are contained in this Separation Agreement and in the BHG Corporate Separation Agreement shall be true, complete and correct, and not misleading, as of the date when given and on the Closing Date as though such representations and warranties were received at such time. In the event that any representations and warranties of the Four Sisters Protectorate and/or the Protectorate Shareholders which are contained in this Separation Agreement or in the BHG Corporate Separation Agreement are not true and correct as of the Closing Date, then BHG, Griffin Corp, BHG Investments and Griffin III may at their option waive the breach, or, in the case of a material breach, refuse to close the transactions contemplated in this Separation Agreement and in the BHG Corporate Separation Agreement, or be entitled to such other relief as the Court may order pursuant to Subparagraph 9.h. below.

e. Protectorate Shareholders. All of the Protectorate Shareholders (or, if they are minors, their guardians or other legally appointed representatives) shall have executed a joinder (which may be executed in counterparts) to this Separation Agreement and to the BHG Corporate Separation Agreement agreeing to be bound by the terms hereof and thereof, or, in the alternative, a final order shall have been issued by a court of competent jurisdiction which provides that the terms and conditions of the Settlement Agreement, as modified by this Separation Agreement and the BHG Corporate Separation Agreement, executed by the Four Sisters Protectorate on behalf of the Protectorate Shareholders, are binding upon all of the Protectorate Shareholders, and shall be performed by them. To the extent that any of the Protectorate Shareholders is a partnership, corporation, or such other entity, then any such joinder must be executed by all general partners in the case of a partnership, or in the case of a corporation or other such entity by an authorized officer, accompanied by a fully executed incumbency certificate and a corporation resolution authorizing the execution of such joinder. To the extent that any of the Protectorate Shareholders is a trust, then any such joinder must be executed by all of the trustees of such trust, accompanied by an affidavit attesting to the authority of such trustee(s) for such execution, and an affidavit affirmatively stating that a conflict of interest does not exist between such trustee(s) and the beneficiaries of such trust.

f. Closing of BHG Transactions. The closing of the transactions contemplated in Subparagraphs 3.a. through 3.d. above shall be contingent upon, and shall take place simultaneously with, the closing of all of the transactions contemplated in the BHG Corporate Separation Agreement.

5. Interim Management of Alico Shares. During the period commencing on the date of this Separation Agreement and terminating upon the earlier of: (i) the completion and closing of all of the transactions described in Paragraph 3 above or (ii) the expiration of the term of this Separation Agreement ("Interim Period"), Alico LLC shall be operated and managed in accordance with the provisions set forth in this Paragraph 5.

	After completion of the merger of BHG Investments with and into Alico LLC (with Alico LLC being the surviving entity) under Subparagraph
7.b. below, Griffin Corp will be the sole member of Alico LLC. Griffin III, BHG and Griffin Corp agree, on behalf of themselves and on behalf of Alico LLC, that, to the extent within their control, they will cause and, to the extent within the control of Alico, they will request the Board of Directors of Alico, and/or they will vote the Alico Shares, to accomplish the following during the Interim Period:

a. The current management personnel and board of directors will be left intact.

b. Alico will be managed and operated in the normal course of business and in accordance with prior practices.

c. Griffin III, BHG and Griffin Corp shall promptly notify the Four Sisters Protectorate if Alico enters into any long term contracts or commitments (i. e., with a duration in excess of one year). Such notification shall be in writing and shall identify all of the parties to such contract or commitment and shall also include a full description of all material terms of such contract or commitment. In addition, neither Alico nor its Affiliates will enter into any such long term contract or commitment with Griffin III, Griffin N, BHG, Griffin Corp or their Affiliates without the prior written consent of the Four Sisters Protectorate.

d. The compensation (salary, bonuses and other forms of remuneration) paid by Alico to Griffin III, Ben Hill Griffin IV
("Griffin IV"), and any member of the immediate families of Griffin
III or Griffin IV may only be increased in the normal and customary course of Alico's business and in a manner consistent with the prior practices of Alico, and there shall be no extraordinary increases in any such compensation. If the Closing occurs prior to the end of a fiscal year of Alico, a reasonable, prorated bonus may be paid to Griffin III and/or Griffin IV if approved by Alico's Board of Directors. The compensation (as defined above) of W. Bernard Lester may be increased in the normal course of Alico's business in a manner consistent with the prior practice of Alico with respect to adjusting his compensation, but Griffin III will neither participate in any vote in favor of, nor encourage or speak in favor of, any extraordinary increases in such compensation for W. Bernard Lester without the prior consent of the Four Sisters Protectorate. The provisions of this Subparagraph 5.d.
shall apply notwithstanding any provisions to the contrary contained in that certain Memorandum of Agreement dated July 27, 2001 among the parties hereto (other than the Trust and BHG Investments).

e. No new or additional stock options, warrants or other rights to purchase shares of Alico (i. e., other than pursuant to a plan or policy for granting such options, warrants or rights already in place at Alico on March 28, 2001) shall be granted to Griffin III, Griffin IV, members of their immediate families, or any trust or family entity for the benefit of, or affiliated with, any of the foregoing, and no stock of Alico will be sold or transferred by Alico or its Affiliates to any of the foregoing except pursuant to a plan or policy of Alico that was in place on March 28, 2001, a summary of which as it pertains to Griffin III is attached hereto as Exhibit "B." Any rights to acquire Alico stock in excess of the amounts referred to in the preceding sentence shall be irrevocably waived by Griffin III and Griffin IV. There shall also be no "golden parachutes," unusual stock options or severance benefits granted or paid by Alico or its Affiliates to Griffin III, Griffin IV or any member of their immediate families; provided, however, that Griffin III may receive a reasonable, prorated stock option as of the Closing Date if approved by Alico's Board of Directors and if allowable under the Stock Option Plan of Alico which was in place as of March 28, 2001.

     Griffin III will neither participate in any vote in favor of, nor encourage or speak in favor of, any new or additional stock options, warrants or other rights to purchase shares of Alico (i. e., other than pursuant to a plan or policy for granting such options, warrants or rights already in place at Alico on March 28, 2001) granted to W. Bernard Lester, or with respect to the granting of any "golden parachute," unusual stock options or other extraordinary compensation to W. Bernard Lester.

f. Subject to the continuing effectiveness of the Confidentiality Agreement between Alico and the Four Sisters Protectorate, the Four Sisters Protectorate shall be provided the same financial information provided by Alico to its key management personnel and to its directors (which shall be furnished simultaneously with the provision of such information to such key management personnel and/or directors), and not more than two representatives designated in writing by the Four Sisters Protectorate shall have access, after reasonable prior notice, to W. Bernard Lester, Richard Klass and other key management personnel and consultants of Alico for the purpose of informing themselves of the business operations and assets of Alico, and to assure continuity of management.

     Notwithstanding the foregoing, nothing contained in this Paragraph 5 shall be interpreted to require any person who is a director of Alico to violate any fiduciary duty of such person to the shareholders of Alico as a group or to take any action which competent counsel to such person reasonably advises would be in violation of fiduciary duty or applicable corporate or securities laws.

     In addition to the foregoing, none of the Alico Shares (or any stock received with respect to the Alico Shares such as, for example, Alico stock received as a stock dividend or in conjunction with a stock split) or any membership interests in Alico LLC shall be sold, pledged, restricted or otherwise transferred except pursuant to the express terms of this Separation Agreement.

     The Alico Shares and, except as otherwise specifically provided to the contrary below, any and all distributions (whether in the form of cash, stock or other assets) with respect to the Alico Shares made by Alico from and after March 29, 2001 shall be transferred to and retained in Alico LLC until the Closing. Upon the earlier of (i) the Closing and immediately prior to the "corporate spin-off" transaction described in Subparagraph 3.c. above, or
(ii) the "Dividend Distribution Date" (as hereinafter defined), BHG Investments (or, if the merger described in Subparagraph 7.b. below has been completed, then Alico LLC) shall distribute to Griffin Corp 40% of an amount equal to any and all cash dividend distributions up to (but not in excess of) an aggregate amount (i.e., inclusive of any and all distributions made by Alico with respect to the Alico Shares from March 29, 2001 through the earlier of the Closing Date or April 30, 2002) of One Dollar ($1.00) per share made by Alico to BHG Investments or Alico LLC (as the case may be) with respect to the Alico Shares during the period commencing March 29, 2001 and terminating on the earlier of (i) the Closing Date, or (ii) April 30, 2002. Any and all cash distributions made by Alico with respect to the Alico Shares in excess of (1) the $1.00 per share limitation (applicable to distributions made on or before the earlier of Closing or April 30, 2002), and (2) the portion of such distributions distributable to Griffin Corp under the preceding sentence, together with 100% of all cash distributions made by Alico with respect to the Alico Shares after the earlier of April 30, 2002 or the Closing Date shall remain in Alico LLC and Griffin Corp shall not be entitled to any distribution with respect thereto. For example, if Alico paid a cash dividend of $1.50 per share on October 30, 2001 with respect to the Alico shares (i.e., a total of $5,240,665.50 on the 3,493,777 Alico shares comprising the "Alico Shares"), Griffin Corp would be entitled to receive a distribution of $1,397,510.80 [i.e., 40% of (3,493,777 shares x $1.00 per share)] at the time provided above; the balance would be retained by BHG Investments or Alico LLC (as the case may be).
Except with respect to the distributions to be made to Griffin Corp by Alico LLC immediately following the merger pursuant to Subparagraph
3.b. above and to the amount to be distributed to Griffin Corp on the earlier of the Closing Date or the Dividend Distribution Date described herein, no distributions, loans or payments shall be made by either BHG Investments or Alico LLC to or for the benefit of Griffin Corp, BHG or their Affiliates and all other distributions made by Alico with respect to the Alico Shares on or after March 29, 2001 shall remain in, and be the property of, BHG Investments (before the merger with Alico LLC) and Alico
LLC (on and after the merger) both before and after the Closing. In addition to the foregoing, the Alico Shares as well as any stock or other non-cash assets received with respect to the Alico Shares and all other cash and non-cash assets owned by Alico LLC after the merger referred to above (other than the cash and other assets necessary to make the distributions to Griffin Corp referred to above) shall be retained in BHG Investments (before the merger) and Alico LLC (after the merger) free and clear from any and all security interests, liens, claims and restrictions and shall be invested in such "Permitted Investments" (as defined below) as may be designated in writing by the Four Sisters Protectorate to Griffin Corp or, in the absence of such a written designation, in a cash management account with a national banking institution with offices in the State of Florida selected by BHG Investments or Alico LLC (as the case may be).

     For purposes of this Subparagraph 5.f., the "Dividend Distribution Date" shall mean the earliest date upon which all of the following actions have been completed:
(1) the execution of the BHG Corporate Separation Agreement by all of the parties; and

(2) the delivery to counsel for the Four Sisters Protectorate by Griffin III, Griffin IV and the other lineal descendants of Griffin III and Griffin IV who are (or are deemed to be) beneficiaries of the Trust of consents to the Petition for Reformation in such form as may be acceptable to such counsel in the reasonable exercise of their discretion.

In addition, for purposes of this Subparagraph 5.f., "Permitted Investments" means (i) securities unconditionally guaranteed as to principal and interest by the full faith and credit of the U.S. Government; (ii) certificates of deposit or time deposits of U.S. banks rated in either of the two highest rating categories (without regard to any refinements within such rating categories) by either Moody's or S&P; (iii) repurchase agreements with U.S. banks meeting the rating requirements of (ii) above with respect to the securities described in (i) above; and (iv) any cash management account issued by a national banking institution with offices in the State of Florida.

5.   Representations and Warranties of BHG, Griffin Corp. BHG
Investments and Griffin III. BHG, Griffin Corp and BHG Investments make the following representations and warranties set forth below to the Four Sisters Protectorate, the Protectorate Shareholders, and
Newco, and each representation and warranty shall, except as otherwise specifically contemplated in this Separation Agreement, be correct and complete both as of the date of this Separation Agreement and as of the Closing Date. For purposes of this Paragraph 6, any reference to the "knowledge" or "best knowledge" of BHG, Griffin Corp or BHG Investments shall, unless specifically provided to the contrary in a particular provision, mean the actual knowledge of Griffin III (or, if Griffin III is deceased or has been judicially declared incompetent, it shall mean the actual knowledge of Griffin III, Griffin IV and Eugene Mooney), without there being inferred or implied any duty on the part of Griffin III (and, if applicable, Griffin IV and Eugene Mooney) to investigate to determine facts beyond his actual knowledge. Furthermore, the term "actual knowledge" shall not constitute a personal representation or warranty of any type by Griffin III or, if applicable, Griffin IV or Eugene Mooney.

a. Organization and Standing. Alico is a corporation duly organized, validly existing and in good standing (i. e., its status is "active") under the laws of the State of Florida. Alico is not qualified or licensed to do business (and is not required to be so qualified or licensed) as a foreign corporation in any other jurisdiction except such jurisdictions, if any, in which the failure to be so qualified or licensed will not have a material adverse effect on the conduct of its business or the ownership or use of any of its properties or assets. Attached hereto as cumulative Exhibit C are correct and complete copies of Alico's Articles of Incorporation (including any and all amendments thereto) and Bylaws (amended and restated to November 16, 1999) in effect as of the date of this Separation Agreement. Article 9 of the Articles of Incorporation of Alico, Inc. was duly and properly approved by the Board of Directors of Alico at a meeting held on July 11, 1988 and subsequently duly and properly approved by the shareholders of Alico at a meeting held on December 27, 1988, and was further formalized by the filing of an amendment to the Articles of Incorporation of Alico, Inc. with the Secretary of State of the State of Florida on December 30, 1988.
Said Article 9 has not been amended or modified, and has been in full force and effect, since December 30, 1988. Further, Article
XXIII of the Bylaws of Alico, Inc. was added to the Bylaws of Alico by an amendment to the Bylaws duly and properly approved by the Board of Directors of Alico at a meeting held on July 11, 1988, and has not been amended or modified, and has been in full force and effect, since July 11, 1988.

b.   Corporate Power; Validity of Agreement; Consents. BHG, Griffin
Corp and BHG Investments have all requisite corporate powers and authorities, including but not limited to, under their respective
Articles of Incorporation, Bylaws and under applicable law, to execute and deliver this Separation Agreement, the BHG Corporate
Separation Agreement, and all of the agreements, instruments and documents to be executed and delivered by them incident to the consummation of the transactions contemplated hereby and thereby. The execution, delivery and performance of this Separation Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action by BHG, Griffin Corp, BHG Investments and, to the extent necessary, by any of their Affiliates. This Separation Agreement has been duly executed and delivered by BHG, Griffin Corp, BHG Investments, Griffin III and the Trust, and constitutes the legal, valid and binding obligation of BHG, Griffin Corp, BHG Investments, Griffin III and the Trust, legally enforceable against them in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization or other laws now or hereafter in effect affecting the enforcement of creditors' rights generally, and (b) general principles of equity.

c. Capitalization: Stock Ownership. The authorized capital stock of Alico consists of 1,000,000 shares of no par value preferred stock, none of which is issued or outstanding, and 15,000,000 shares of One Dollar ($1.00) par value common stock, of which 7,059,039 shares are currently issued and outstanding. All of such issued shares have been duly authorized and validly issued and are fully paid and nonassessable and none of them were issued in violation of any preemptive or other right. Except as specifically set forth in current filings with the Securities and Exchange Commission ("SEC") or on Schedule 6.c.
attached hereto, Alico is not a party to or bound by any contract, agreement, or arrangement to issue, sell or otherwise dispose of or redeem, purchase or otherwise acquire any capital stock or any other security of Alico or any other security exercisable or exchangeable for or convertible into any capital stock or any other security of Alico, and there is no outstanding option, warrant or the right to subscribe for or to purchase, or contract, agreement or arrangement with respect to, any capital stock or any other security of Alico or any other security exercisable or convertible into any capital stock or other security of Alico to which Alico or any of its Affiliates are a party. BHG Investments owns all of the Alico Shares free and clear of all security interests, liens, claims, charges, restrictions, equities and encumbrances of any kind and has full power and legal rights to sell, assign, transfer and deliver the same.

d. Compliance with the Law. To the best knowledge of Griffin Corp and BHG, Alico has conducted its businesses in compliance with all applicable laws, rules and regulations of any and all federal, state or local governmental entities, agencies and regulatory bodies.

e. Contracts. Schedule 6.e. attached hereto sets forth a description of each and every contract, lease or agreement or arrangement between Alico and/or its Affiliates and BHG and/or any of its Affiliates; each and every loan or obligation owed by Alico and/or its Affiliates to BHG and/or any of its Affiliates; and each and every loan or obligation owed by BHG and/or its Affiliates to Alico and/or its Affiliates.

f. Taxes. BHG and Griffin Corp make the following representations and warranties with respect to tax matters relating to Alico:

(1) To the knowledge of BHG and Griffin Corp (but after inquiry of Alico's chief financial officer and the CPAs of Alico), all Returns (as hereinafter defined) required to be filed by or on behalf of Alico and its Affiliates have been duly filed on a timely basis and such Returns are true, complete and correct, and all Taxes reflected as due thereon have been paid.

     For purposes hereof, "Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes (as hereinafter defined), including information returns or reports with respect to backup withholding and other payments to third parties.

     The term "Taxes" shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes, real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupational taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers compensation, Pension Benefit Guarantee
Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which Alico and its Affiliates are required to pay, withhold or collect.

(2) To the knowledge of BHG and Griffin Corp (but after inquiry of Alico's chief financial officer and its CPAs), no audit of any Returns of Alico or its Affiliates is presently in process, pending or threatened; no deficiencies exist or have been asserted or are expected to be asserted with respect to the taxes of Alico and its Affiliates; Alico and its Affiliates are not parties to any action or proceeding for assessment or collection of taxes, nor has such event been asserted or threatened against Alico and its Affiliates; and no waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of Alico and its affiliates.

g. Financial Statements. Attached hereto as Exhibit "D" are correct and complete copies of the consolidated financial statements of Alico and its Affiliates for its fiscal years ending August 31, 2000 and August 31, 2001 which have been prepared and audited by KPMG LLP, Certified Public Accountants (the "Financial Statements"). To the knowledge of BHG and Griffin Corp (but after inquiry of Alico's chief financial officer and its CPAs), the Financial Statements are complete and correct in all respects and fairly present the information purported to be shown thereon and have been prepared in conformity with GAAP applied on a basis consistent with that of the preceding periods; since August 31, 2001, there has been no material adverse change in the financial condition or results of operations of Alico and its Affiliates; and in addition, since August 31, 2001, there have been no changes in management compensation, employment agreements, employment benefits or other compensation related changes that are required to be reported to the SEC other than as reflected in current SEC filings (or, if any such changes are not required to be reported until a date subsequent to the date of this Separation Agreement, then any such changes will be properly reflected thereafter in reports which will be timely filed with the SEC). As soon as feasible after the issuance of the Financial Statements for Alico's fiscal year ending August 31, 2002 and for each fiscal year thereafter during the term of this Separation Agreement (the "Subsequent Financial Statements"), and if the Closing has not occurred prior to August 31, 2002, BHG shall deliver a copy of the applicable Subsequent Financial Statement to the Four Sisters Protectorate and the representations and warranties set forth in this Subparagraph 6(g) shall also apply (with appropriate changes in references from "August 31, 2000" to the applicable fiscal year) to the Subsequent Financial Statements.

h. No Distributions. As of the date of this Separation Agreement, none of BHG Investments, BHG or any of their Affiliates has received any dividend or other form of distribution with respect to the Alico Shares after March 28, 2001, except for a cash dividend in the amount of $3,493,777 received by BHG Investments on October 26, 2001.

i. Regulatory Compliance. To the knowledge of BHG, Griffin Corp and BHG Investments (but after inquiry of Alico's chief financial officer and securities attorneys), Alico has filed all reports and statements together with amendments required to be made with respect thereto that it was required to file with: (i) the SEC, including but not limited to, Form 10-K, Form 10-Q, Form 8-K, and proxy statements; and (ii) any applicable state securities regulatory authorities; as of the effective dates, each such report and document, including the financial statements, exhibits and schedules thereto, complied in all material respects with all applicable laws; and as of its respective date, each such report and document did not, in any material respect, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

j.    Absence of Material Adverse Changes. Except as set forth on
Schedule 6.j. attached hereto, since August 31, 2000, to the knowledge of BHG, Griffin Corp and BHG Investments (but after inquiry of Alico's chief financial officer and its independent CPA firm) there has been no material and adverse change in the business, assets or prospects of Alico or its subsidiaries which has not been disclosed in an SEC filing and there has been no increase in the compensation or benefits paid to the officers or directors of Alico other than routine annual increases consistent with prior practices.

k. Insurance Risks. A complete and true list of all insurance policies written by Alico and its Affiliates including, but not limited to, AgriInsurance Company, together with information concerning all corresponding reinsurance arrangements related thereto is set forth in Schedule 6.k. attached hereto. Alico and its Affiliates have no outstanding commitments for the issuance of insurance except as has been disclosed on Schedule 61.

l. Griffin III Options. Exhibit B to this Separation Agreement sets forth a full and accurate description of the following information relating to any and all stock options, warrants or other rights to acquire stock of Alico which were held by Griffin III in his capacity as an officer, director or employee of Alico under all stock options or similar plans of Alico that were in effect with respect to Alico's fiscal year ending August 31, 2000 or August 31, 2001: (i) the number of shares of Alico stock that he had the right to acquire under all such plans; (ii) the exercise price for such shares of Alico stock; and (iii) the number of such shares of Alico stock with respect to which Griffin III both exercised his options, warrants or other rights and purchased such shares (whether during Alico's fiscal year ending August 31, 2000 or thereafter).

m. Alico Management. Alico, Griffin III, BHG, BHG Investments and Griffin Corp have complied with each and every one of the requirements and restrictions as set forth in Subparagraphs 5.a., 5.b., 5.d. and 5.e. from May 1, 2001 through and including the date of this Separation Agreement (determined as if the covenants set forth in such Subparagraphs were applicable during such period).

n. Florida Control Share and Affiliated Transactions Statutes. Alico opted out of Florida's Control-Share Acquisition statute (the "Control Share Acquisition Statute," which is currently cited as Section 607.0902 of the Florida Business Corporation Act) effective July 11, 1988 pursuant to the provisions thereof, and is not, and has not at any time since
July 11, 1988 been, subject to the terms of the Control Share Acquisition Statute. Alico opted out of Florida's Affiliated Transactions statute (the "Affiliated Transactions Statute," which is currently cited as Section 607.0901 of the Florida Business Corporation Act) effective December 30, 1988 pursuant to the provisions thereof, and is not, and has not at any time since December 30, 1988, been, subject to the terms of the Affiliated Transactions Statute.

o. Control of Alico Shares. All decisions and powers with respect to the voting, investment and/or disposition of, and all other incidents of ownership related to, the Alico Shares have been wholly controlled and exercised by, or under the direct or indirect control of, either Ben Hill Griffin, Jr. or Ben Hill Griffin III, or a combination thereof, at all times since May 11, 1978. Prior to the date of this Separation Agreement, none of the members of the Four Sisters Protectorate or the Protectorate Shareholders has had, either directly or indirectly, or as part of a group, any control or influence whatsoever over or with respect to the voting, investment and/or disposition of, or any other incidents of ownership related to, the Alico Shares.

p. Alico Shares. The Alico Shares consist of 3,493,777 shares of One Dollar ($1.00) par value common stock of Alico and represent approximately 49.71% of the issued and outstanding shares of Alico. The Alico Shares are owned by BHG Investments, free and clear of any and all security interests, claims, liens, options or other agreements to buy or sell such Alico
Shares (other than this Separation Agreement).

7. Covenants. The following covenants shall apply throughout the term of this Separation Agreement (in the case of Subparagraph 7.a., b., d.
and e. only) or for such other period as may be set forth below:

a. Formation of Alico Holding, LLC. A limited liability company to be known as "Alico Holding, LLC" shall be formed promptly after the date of execution of this Separation Agreement by Griffin Corp under the laws of the State of Nevada ("Alico LLC"). One hundred percent (100%) of the membership interests of Alico LLC shall be held by Griffin Corp until the Closing and Griffin Corp agrees not to file an election to have Alico LLC treated as a corporation for federal income tax purposes.

     The Articles of Organization and the Operating Agreement of Alico LLC shall be modified immediately prior to the Closing in such manner as requested by the attorneys for the Four Sisters Protectorate. All costs associated with the formation of Alico LLC shall be charged to, and paid by, the Four Sisters Protectorate at the Closing.

b.   Merger of Ben Hill Griffin Investments, Inc. with Alico LLC.
Promptly after the date of this Separation Agreement, BHG Investments shall be merged with and into Alico LLC, and all assets and liabilities of BHG Investments (which, after the merger, will become assets of Alico LLC) other than stock of Alico, Inc. ("Alico") and other than any monies or properties distributed by Alico with respect to the Alico Shares on or after March 29, 2001, shall be distributed to, and assumed by, Griffin Corp immediately following the merger. No debt or liabilities of any kind of BHG, Griffin
Corp, BHG Investments or any of their Affiliates shall remain with Alico LLC, and BHG and Griffin Corp shall indemnify and hold Alico LLC, Newco and the Protectorate Shareholders harmless therefrom. For purposes of the preceding sentence and for all purposes under this Separation Agreement, any "deferred tax liability," as that term is defined for GAAP purposes, which is attributable solely to the difference in treatment of a particular item for GAAP and federal income tax accounting purposes with respect to an asset to be transferred under this Separation Agreement from Griffin Corp or one of its Affiliates to Newco, Alico LLC or Ranch LLC, will not be considered to be a "debt or liability."

c. Agreement not to attend Alico shareholder meetings. Griffin III covenants and agrees that for a period commencing on the Closing Date and continuing until the second anniversary thereof, he will neither attend any regular or special meeting of the shareholders of Alico nor will he issue any written communication to the shareholders of Alico with respect to any matters expected to come before the shareholders of Alico at any such meeting.

d.   No amendment to Articles of Incorporation or Bylaws of Alico.
Griffin III, BHG Investments, Griffin Corp and BHG covenant and agree that they will exercise their voting power over the Alico Shares and otherwise take such steps as may be necessary to insure that no amendment to the Articles of Incorporation or Bylaws of Alico shall be made during the term of this Separation Agreement without the prior written consent of the Four Sisters Protectorate, which consent shall not be unreasonably withheld; provided, however, that the Four Sisters Protectorate may withhold its consent, with or without reason, to any changes to Article 9 of the Articles of Incorporation of Alico (Affiliated Transactions - i.e., the provision pursuant to which Alico "elects out" of the "Affiliated Transaction" restrictions contained in what is now Section 607.0901, Florida Statutes 2001) and to any changes to Article XXIII (Control-Share Acquisitions - i.e., the article pursuant to which Alico elects out of the restrictions on "Control-Share Acquisitions" contained in what is now
Section 607.0902, Florida Statutes 2001) of the bylaws of Alico.

e.   Alico Shares. Neither BHG Investments nor Alico LLC (as well as
BHG, Griffin Corp and their Affiliates) shall sell, exchange, transfer, grant a security interest in, nor suffer a claim or lien against, the Alico Shares, and none of the foregoing shall enter into any contract to sell, exchange or otherwise transfer the Alico Shares except pursuant to this Separation Agreement.

8. Survival of Representations and Warranties. All representations, warranties and covenants set forth in this Separation Agreement and in any certificate or agreement delivered in connection herewith shall survive the Closing Date and be binding upon and inure to the benefit of the parties hereto and their successors, assigns and legal representatives, except that the representations and warranties
(but not the covenants) shall only survive for a period of two (2) years following the Closing Date.

9.   Miscellaneous.


a. Governing Law. This Separation Agreement and all transactions contemplated hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida.

b. Entire Agreement. This Separation Agreement (including all exhibits and schedules hereto), together with the BHG Corporate Separation Agreement (and all exhibits and schedules thereto), constitute the full and entire understanding and agreement among the parties with regard to the subject matter hereof and thereof and supercede all prior negotiations, understandings and representations, both written and oral, if any, made by and among such parties.

c. Notices. All notices or other communications or deliveries which may be required or desired to be given under the terms of this Separation Agreement shall be in writing and shall be deemed to have been duly given if personally delivered, or if sent by facsimile transmission, overnight courier (e.g., Federal Express), or if mailed by United States certified mail, return receipt requested, postage prepaid, addressed to the respective parties at the addresses set forth below:

If to Griffin III, BHG, Griffin Corp or BHG Investments:

Ben Hill Griffin, Inc.
c/o Ben Hill Griffin, III
P.O. Box 127
Frostproof, FL 33843

With a copy to the following counsel:

Peterson & Myers, P.A.
c/o C.B. Myers, Jr.
130 East Central Avenue
Lake Wales, FL 33853


If to the Protectorate Shareholders and/or to the Four Sisters Protectorate, to the parties, with copies to their respective attorneys, as set forth in
Schedule 9.c.

Any notice so given, delivered or made by facsimile transmission shall be deemed to have been duly given, delivered or made on the date of receipt of such facsimile transmission by the recipient thereof as established either by (i) the date and time of receipt imprinted on the copy of the notice received by the recipient, or (ii) the machine-generated date and time of receipt by the recipient confirmed by the transmission and receipt confirmation generated by the facsimile transmission equipment of the sender; provided, however, that notices sent by facsimile transmission and received after 5:00 p.m. local time (of the recipient) on a business day or on a Saturday, Sunday or legal holiday in the state where such notice is received shall be deemed to have been received on the next business day. Any notice so given, delivered or made by mail shall be deemed to have been duly given, delivered or made two (2) days after the date the same is deposited in the United States mail in the manner specified above unless the two (2) day period ends on a Saturday, Sunday or legal holiday in the state where such notice is delivered, in which event the notice shall be deemed given, delivered or made on the first business day following the expiration of said two (2) day period. Any notice delivered by overnight courier shall be deemed to have been duly given, delivered or made on the first day following the date the same is delivered to the overnight courier as established by the receipted bill of lading unless such day is a Saturday, Sunday or legal holiday in the state where such notice is received, in which event the notice shall be deemed given, delivered or made on the first business day thereafter. Any notice which is given, delivered or made by any manner other than facsimile transmission, United States certified mail or overnight courier shall be deemed to have been duly given, delivered or made upon actual receipt of the same by the party to whom the same is to be given, delivered or made. Any party may change the address to which notices are sent to such party by written notice to the other parties specifying said change of address.

Counsel for a party identified as such pursuant to this Subparagraph 9.c. may give or receive notice for such party.

d. Cooperation. All parties agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to expeditiously consummate or implement the transactions contemplated by this Agreement,

e. Telecopy Execution/Counterparts. A facsimile, telecopy or other reproduction of this Separation Agreement may be executed by the parties
(in counterparts or otherwise) and, when so executed, shall be considered valid, binding and effective for all purposes. At the request of any party, the parties hereto agree to execute an original of this Separation Agreement, as well as any facsimile, telecopy or other reproduction. This Separation Agreement may be executed in a number of identical counterparts. If so executed, each of such counterparts is to be deemed an original for all purposes and all such counterparts shall, collectively, constitute one agreement, but, in making proof of this Separation Agreement, it shall not be necessary to produce or account for more of such counterparts than are required to show that each party hereto executed at least one such counterpart.

f. Attorneys' Fees. In the event any litigation, arbitration or other legal action or proceeding is brought between or among the parties hereto to enforce any provision of this Separation Agreement or because of an alleged. dispute, breach, default or misrepresentation in connection with any provision of this Separation Agreement, the prevailing party will be entitled to an award of judgment for all reasonable attorneys' fees and costs incurred by reason of such proceeding, even if incident to appellate, bankruptcy, post judgment or alternative dispute resolution proceedings, and payments owed to arbitrators to the extent such costs have been billed to, and paid by, the prevailing party.

g. Specific Performance. Each of the parties acknowledges that the parties will be irreparably damaged (and damages at law would be an inadequate remedy) if this Separation Agreement is not specifically enforced. Therefore, in the event of a breach or threatened breach by any party of any provision of this Separation Agreement, the other parties shall be entitled, in addition to all other rights and remedies, to specific performance of this Separation Agreement and to injunctions restraining such breach, without being required to show any actual damage or to post any bond or other security, unless the court adjudicating the motion for equitable relief otherwise requires a bond, in which case the parties agree that a bond in the amount of $1,000 is sufficient and appropriate.

h. Venue, Retained Jurisdiction of Polk County Circuit Court. This Separation Agreement has been entered into ancillary to the Settlement Agreement which was entered into in order to settle litigation among the parties hereto. The parties acknowledge that the Polk County Circuit Court has retained jurisdiction over the parties regarding the subject matter of such litigation, including the Settlement Agreement, the Memorandum Agreement, the BHG Separation Agreement and this Separation Agreement. Accordingly, if any disputes arise with respect to the satisfaction of the conditions precedent to Closing or any other matters pending Closing, the parties understand and agree that such matter shall be submitted to the Polk County Circuit Court for resolution. The resolution of such disputed matter shall be a condition precedent to the Closing of the transactions contemplated herein and in the BHG Separation Agreement. In the event that any disputes arise with respect to the rights and obligations of the parties under this Separation Agreement after Closing, the parties hereto, irrevocably consent to the exclusive jurisdiction of the state courts located in Polk County, Florida and any and all such actions between or among them, whether arising hereunder or otherwise.

i. Term of Agreement. The term of this Separation Agreement shall commence upon execution by all of the parties hereto and shall terminate at such time as a court of competent jurisdiction enters a final decision (i.e., all appeal rights have expired) setting aside the Settlement Agreement as amplified by the BHG Corporate Separation Agreement and this Separation Agreement.

j. Successors and Assigns. The covenants herein contained shall bind, and the benefits and advantages hereof shall enure to, the respective heirs, personal representatives, successors and assigns of the parties hereto.

k. Modification/Waiver. Except as otherwise expressly provided in this Separation Agreement, no modification, termination or amendment of this Separation Agreement may be made except by written agreement executed by all parties to this Separation Agreement. No failure by any party to insist upon the strict performance of any covenant, duty, agreement, term or condition of this Separation Agreement, or to exercise any right or remedy upon a breach of this Separation Agreement, shall constitute a waiver of any such breach or of such covenant, duty, agreement, term or condition. Any party hereto, may, but shall be under no obligation to, waive any of its rights or remedies or any conditions to its obligations hereunder, or any duty, obligation, covenant or agreement of any other party hereto; provided, however, that such waiver must be effected by written instrument signed by the waiving party.

l. Gender/Singular and Plural Usages. Whenever in this Separation Agreement the singular is used, the same shall include the plural, and vice versa, and wherever in this Separation Agreement a specific gender is used (e.g., the masculine gender), the same shall be deemed to include all other genders (e.g., the feminine and neuter genders).

m. Paragraph Headings. The captions, headings and paragraph numbers appearing in this Separation Agreement are inserted as a convenience only and in no way define, limit, construe or describe the scope or intent of such paragraphs nor in any way affect the interpretation thereof; they shall be ignored in construing or interpreting any and all provisions of this Separation Agreement.

n. Time. Time is of the essence in connection with this Separation Agreement and each provision hereof. Whenever this Separation Agreement requires that something be done within a period of days, such period shall (unless specifically provided to the contrary in this Separation Agreement):
(i) not include the day from which period it commences; (ii) include the day upon which such period expires; expire at 5:00 p.m. local time on the date which such thing is to be done; (iv) if six (6) days or more, be construed to mean calendar days; provided that if the final day of such period falls on a Saturday, Sunday or legal holiday in the state where such thing is to done, such period shall extend to the first business day thereafter; and
(v) if less than six (6) days, be construed to exclude any Saturday, Sunday or legal holiday.

o. Construction. All parties to this Separation Agreement having participated fully and equally in the negotiation and preparation hereof, this Separation Agreement shall not be more strictly construed or any ambiguities within this Separation Agreement resolved against any party hereto. Whenever the words "includes" or "including" are used in this Separation Agreement, the same shall not be construed to restrict or limit any of the language, terms or definitions used in association therewith.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                          BHG

							B.H.G., INC., a Florida corporation

							By:	/s/ Ben Hill Griffin III



                                          GRIFFIN CORP

                                          BEN HILL GRIFFIN, INC., a Florida
                                                 corporation

                                          By:	/s/ Ben Hill Griffin III


                                          BHG INVESTMENTS

                                          BEN HILL GRIFFIN INVESTMENTS, INC.,
                                                 a Nevada corporation

							By: 	/s/ Ben Hill Griffin III



							GRIFFIN III

							/s/ Ben Hill Griffin III



							Ben Hill Griffin, III TRUST

							/s/ Ben Hill Griffin III


                                          Ben Hill Griffin, III, Trustee of The
                                          Ben Hill Griffin, Jr. Inter Vivos
                                          Trust #1



                                          FOUR SISTERS PROTECTORATE
                                          (on behalf of the Protectorate
                                                Shareholders)

							/s/ John R. Alexander

                                          John R. Alexander, Chairman of
							Four Sisters Protectorate


							/s/ Robin L. Gibson

                                          Robin L. Gibson, Esq., Attorney for
                                          Four Sisters Protectorate



EXHIBITS AND SCHEDULES TO ALICO SEPARATION AGREEMENT

EXHIBITS
DESCRIPTION

A   Petition for Reformation
B   Summary of Alico Stock Options of Griffin III
C   Copies of Articles of Incorporation of Alico
    (with all amendments thereto) and Bylaws of Alico
    (amended and restated through 11/16/99)
D   Alico Financial Statements

SCHEDULES
DESCRIPTION

3.c.  Issuance of Newco Stock Under First Stage Spin-Off
6.c.  Alico agreements to sell or purchase its stock
6.e.  Agreements between Alico and BHG or any of BHG's affiliates
6.j.  Adverse changes to financial condition since 8/31/00
6.k.  Insurance schedule
9.c.  Names and addresses of Protectorate Shareholders and their attorneys